Exhibit 3.1

ARTICLES OF INCORPORATION

OF

TON Strategy Company

ARTICLE I
name

The name of the Corporation is TON Strategy Company (the “Corporation”).

ARTICLE II
registered office and registered agent

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under Nevada Revised Statutes (as amended from time to time and including any successor provisions, the “NRS”) Chapter 78.

ARTICLE IV
CAPITAL STOCK

4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 415,000,000 shares, divided into two classes as follows: (i) 400,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and (ii) 15,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”) which may be designated from time to time in accordance with this Article IV. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of NRS 78.2055(3), 78.207(3) or 78.390(2), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor (and any such right otherwise provided under NRS 78.2055, 78.207 or 78.390(2) is hereby specifically denied), unless a vote of any such holder is expressly required pursuant to these Articles of Incorporation (as the same may be amended and/or restated from time to time, and including any Certificate(s) of Designation (as defined below) relating to any series of Preferred Stock, the “Articles”).

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4.2 Designation of Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized to designate from time to time, and to provide out of the authorized but undesignated and unissued shares of Preferred Stock, for one or more series of Preferred Stock, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes, and to cause to be filed with the Nevada Secretary of State a certificate of designation with respect thereto (each, a “Certificate of Designation”). The Board is authorized, within any limitations prescribed by law and the Articles, to fix the number of shares constituting any series and the designation of such series, and determine the designation, rights, powers, qualifications, preferences, limitations and terms of the shares of any series of Preferred Stock including but not limited to the following: (a) the rate and time of payment of dividends or other distributions, whether dividends or other distributions are cumulative and the date from which they shall accrue; (b) whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption; (c) the amount payable, if any, upon shares in the event of voluntary or involuntary liquidation; (d) sinking fund or other provisions, if any, for the redemption or purchase of shares; (e) the terms and conditions on which shares may be converted, if the shares of any series are issued with the right to convert; (f) voting powers, if any, provided that if any of the Preferred Stock or any series thereof shall have voting rights, such Preferred Stock or series shall vote only on a share-for-share basis with the Common Stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and (g) subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions and special or relative rights and preferences, if any, of shares or such series as the Board may lawfully fix and determine under the laws of the State of Nevada.

The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of Common Stock or other class of stock junior to the Preferred Stock as to distributions upon liquidation) in respect of Common Stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends or other distributions, if any payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends or other distributions, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board.

In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the Common Stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of the liquidation preference, if any, fixed or determined in accordance with the terms of the Preferrred Stock plus, if so provide din such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all of the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purposes of this Article.

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ARTICLE V
special provision re distributions

Notwithstanding anything to the contrary in the Articles or the bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

ARTICLE VI
exculpation and indemnification

6.1 Limitation of Liability. The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS. Without limiting the effect of the preceding sentence, if the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

6.2 Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and NRS 78.752) and other applicable law, the Corporation shall indemnify and defend any current and former directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

6.3 Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such directors or officers in their respective capacities as directors or officers of the Corporation must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

6.3 Repeal or Conflict. Any repeal or amendment of this Article VI shall be prospective only and no repeal or amendment, nor the adoption of any provision of the Articles inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between this Article VI and any other article of the Articles, the terms and provisions of this Article VI shall control.

ARTICLE VII
iNAPPLICABILITY OF CERTAIN NEVADA STATUTES

7.1 Nevada “Combinations with Interested Stockholders” Statutes. The Corporation hereby expressly elects not to be governed by the provisions of NRS 78.411 to 78.444, inclusive.

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7.2 Nevada “Acquisition of Controlling Interest” Statutes. The provisions of NRS 78.378 to 78.3793, inclusive, shall not apply to the Corporation or to any acquisition of shares of the Corporation’s capital stock.

ARTICLE VIII
limited waiver of jury trials

To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction before the presiding judge as the trier of fact and not before a jury. This Article VIII shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

ARTICLE IX

MANDATORY FORUM FOR THE ADJUDICATION OF DISPUTES

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any actions, suits or proceedings, whether civil, administrative or investigative, (a) brought in the name or right of the Corporation or on its behalf, (b) asserting a claim for breach of any fiduciary duty owed by any current or former director, officer, stockholder, employee, agent or fiduciary of the Corporation to the Corporation or the Corporation’s stockholders, (c) for any internal action (as defined in NRS 78.046), including any action asserting a claim against the Corporation arising pursuant to any provision of NRS Chapters 78 or 92A, the Articles or the Bylaws, any agreement entered into pursuant to NRS 78.365 or as to which the NRS confers jurisdiction on the district court of the State of Nevada, (d) to interpret, apply, enforce or determine the validity of the Articles or the Bylaws or (e) asserting a claim governed by the internal affairs doctrine; provided that such exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such action, suit or proceeding, then any other state district court located in the State of Nevada shall be the sole and exclusive forum therefor and in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum therefor.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any claim or complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended, against any person in connection with any offering of the Corporation’s securities, including, for the avoidance of doubt, any auditor, underwriter, expert, control person, or other defendant, which person shall have the right to enforce the provisions of this clause.

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ARTICLE X

DEEMED NOTICE AND CONSENT; SEVERABILITY

10.1 Severability. If any provision or provisions of the Articles shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of the Articles (including, without limitation, each portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of the Articles (including, without limitation, each such portion of any paragraph of the Articles containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability to the fullest extent permitted under Nevada law.

10.2 Deemed Notice and Consent. To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles, (b) the Bylaws and (c) any amendment to the Articles or the Bylaws enacted or adopted in accordance with the Articles, the Bylaws and applicable law.

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